Exhibit 99.1

Neiman Marcus, Inc. Reports Revised November 2008 and December 2008 Revenues and Revised Percentage Change in Revenues for November 2009

DALLAS--(BUSINESS WIRE)--December 9, 2009--Neiman Marcus, Inc. announced the following revised company-wide revenues for November 2008 and December 2008. These revisions are a result of a mechanical error in the calculation of the estimated sales returns for the Company’s Direct Marketing segment, Neiman Marcus Direct, for November 2008. This error resulted in an understatement of the revenues from the Direct Marketing segment in November 2008 and an overstatement of Direct Marketing segment revenues in December 2008. The net impact of this error had no effect on revenues for the second quarter of fiscal year 2009. Adjusted revenues for November and December 2008 are as follows:

	4 weeks ended
	November 29, 2008	November 24, 2007	% Change

Total Revenues	$332 million	$360 million	(8.0%)

Comparable Revenues	$325 million	$360 million	(9.7%)

	5 weeks ended
	January 3, 2009	December 29, 2007	% Change

Total Revenues	$525 million	$723 million	(27.4%)

Comparable Revenues	$516 million	$723 million	(28.6%)

The revised percentage change in comparable revenues for the Direct Marketing segment was an increase of 0.3 percent for the four-week November 2008 period and a decrease of 15.7 percent for the five-week December 2008 period. Comparable revenues for the Specialty Retail Stores segment for November 2008 and December 2008 are unchanged from the previously reported results.

As a result of the revised revenues in November 2008 noted above, the November 2009 total and comparable revenue percentage changes for Neiman Marcus, Inc. are also revised. In addition, the November 2009 total revenue percentage change for the Direct Marketing segment is revised. The revised percentage change in total revenues and comparable revenues at Neiman Marcus, Inc. are a decrease of 8.1 percent and 9.7 percent, respectively. The revised percentage change in total revenues for the Direct Marketing segment is an increase of 3.3 percent. The percentage change in comparable revenues for the four-week November 2009 period for the Specialty Retail Stores segment is unchanged from the previously reported decrease of 12.7 percent.

Neiman Marcus, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both online and print catalog operations under the Neiman Marcus, Horchow and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States and elsewhere; disruptions in business at the Company’s stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company’s marketing, merchandising and promotional efforts; changes in the Company’s relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings or renovations; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company’s financial results or reputation; changes in the Company’s relationships with designers, vendors and other sources of merchandise; the Company’s success in enforcing its intellectual property rights; the effects of incurring a substantial amount of indebtedness under the Company’s senior secured credit facilities, senior notes and senior subordinated notes and of complying with the related covenants and conditions; the financial viability of the Company’s designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates or inflation rates; impact of funding requirements related to the Company’s noncontributory defined benefit pension plan; changes in the Company’s relationships with certain of key sales associates; changes in key management personnel; changes in the Company’s proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company’s cost of operations.

These and other factors that may adversely effect the Company’s future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

CONTACT:
Neiman Marcus, Inc.
James E. Skinner, 214-757-2954
Executive Vice President and
Chief Financial Officer
or
Stacie Shirley, 214-757-2967
Vice President – Finance and Treasurer